Exhibit 10.1

FIFTH AMENDMENT TO
FOURTH AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

        This FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of July 1, 2003 (this “Amendment”), is by and among EMMIS OPERATING COMPANY, an Indiana corporation (as successor in interest to Emmis Communications Corporation) (the “Borrower”), TORONTO DOMINION (TEXAS), INC., as administrative agent (the “Administrative Agent”), FLEET NATIONAL BANK (successor by merger to BankBoston, N.A.), as documentation agent (the “Documentation Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION (as successor to First Union National Bank), as syndication agent (the “Syndication Agent”), CREDIT SUISSE FIRST BOSTON, as co-documentation agent (the “Co-Documentation Agent”, and together with the Administrative Agent, the Documentation Agent, and the Syndication Agent, the “Agents”), and the lending institutions which are or may become parties to the Credit Agreement (as defined below) from time to time (collectively, the “Lenders”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement referred to below.

        WHEREAS, the Borrower, the Lenders and the Agents are parties to a Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 29, 2000 (as previously amended and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have made loans and otherwise extended credit to the Borrower on the terms and subject to the conditions set forth therein;

        WHEREAS, the Borrower has entered into an Agreement for Purchase of Limited Partner and Member Interests, dated as of March 3, 2003, with Sinclair Telecable, Inc. (“STI”) (the “Sinclair Definitive Agreement”), pursuant to which and subject to the terms and conditions set forth therein (a) STI has agreed (i) to assign to the Borrower a portion of STI’s exercised option to purchase from LBJ Broadcasting Company, L.P. (“LBJ”) LBJ’s interest in LBJS Broadcasting Company, L.P. (the “Austin Partnership”) and in Radio Austin Management, L.L.C. (“RAM”), the general partner of the Austin Partnership (collectively, the “LBJ Interest”) and (ii) to transfer to the Austin Partnership radio station KEYI(FM) licensed to San Marcos, Texas in the Austin, Texas metropolitan area (“KEYI”) pursuant to the terms of a certain Contribution Agreement (the “Contribution Agreement”) to be entered into by STI and the Austin Partnership and (b) the Borrower has agreed to purchase its portion of the LBJ Interest in exchange for payment of $105,210,000 in cash;

        WHEREAS, pursuant to the terms of the Sinclair Definitive Agreement and after giving effect to the completion of the transactions contemplated thereby (including the transfer by STI to the Austin Partnership of KEYI), the Borrower will have acquired a controlling 50.1% interest in the Austin Partnership; and

        WHEREAS, the Borrower, the Lenders and the Agents have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Amendment to permit the Borrower to complete the transactions contemplated by the Sinclair Definitive Agreement;

        NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Lenders and the Agents hereby agree as follows:

      §1.      Amendment to §1.1 of the Credit Agreement – Definitions.

      (a)     Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Asset Sale” in it’s entirety to read as follows:

“Asset Sale. Any one or a series of related transactions (other than an Asset Swap) pursuant to which the Borrower or any of its Subsidiaries conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly (including by means of a simultaneous exchange of Stations), any of its properties, businesses or assets (other than to the Borrower or any wholly-owned Subsidiary of the Borrower) (including the sale of the interest held by the Borrower or any of its Subsidiaries in the Austin Partnership or in RAM and the sale or issuance of Capital Stock of any Subsidiary other than to the Borrower or any wholly-owned Subsidiary of the Borrower) whether owned on the date hereof or thereafter acquired.”

      (b)        Section 1.1 of the Credit Agreement is hereby further amended by deleting the phrase “and (e)” in the definition of “Excluded Subsidiaries” and replacing it with the phrase “, (e) Emmis Austin Radio Broadcasting Company, L.P., a Texas limited partnership, (f) Radio Austin Management, L.L.C., a Texas limited liability company, and (g)".

      (c)        Section 1.1 of the Credit Agreement is hereby further amended by amending the definition of “Pledge Agreements” in its entirety to read as follows:

“Pledge Agreements. Collectively, the Borrower Pledge Agreement, the Subsidiary Pledge Agreement, the Partnership Pledge Agreements and the Membership Interest Pledge Agreement.”

      (d)        Section 1.1 of the Credit Agreement is hereby further amended by adding the following new definitions to such §1.1 in the appropriate alphabetical order:

“Austin Investment. The acquisition by the Borrower pursuant to the terms of the Sinclair Definitive Agreement of a 50.1% combined economic and controlling interest in the Austin Partnership and RAM, the sole general partner of the Austin Partnership.”

“Austin Partnership. That certain LBJS Broadcasting Company, L.P., a Texas limited partnership, which is to be renamed as of the Fifth Amendment Effective Date Emmis Austin Radio Broadcasting Company, L.P. and of which RAM is the sole general partner, referred to in the Sinclair Definitive Agreement (as such limited partnership’s name may be amended or changed from time to time).”

“Fifth Amendment. That certain Fifth Amendment to Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 1, 2003, among the Borrower, the Required Lenders and the Agents.”

“Fifth Amendment Effective Date. The date on which each of the conditions precedent set forth inss.8 of the Fifth Amendment has been satisfied.”

“Membership Interest Pledge Agreement. The Membership Interest Pledge Agreement, as the same may be amended from time to time hereafter, among the Borrower, on the one hand, and the Administrative Agent, on the other hand, in form and substance satisfactory to the Administrative Agent.”

“RAM. Partnership, which is and shall remain a single purpose entity whose sole material asset is the general partner interest in the Austin Partnership.”

“Second Amendment to Security Documents. That certain Second Amendment to Fourth Amended and Restated Borrower Security Agreement and Third Amended and Restated Collateral Assignment of Partnership Interests, dated as of July 1, 2003, among the Borrower and the Administrative Agent.”

“Sinclair Definitive Agreement. That certain Agreement for Purchase of Limited Partner and Member Interests, dated as of March 3, 2003, between Sinclair Telecable, Inc. and the Borrower, together with all other agreements and documents entered into or delivered pursuant to or in connection therewith, relating to the Austin Investment and the governance of, or operation of the business of, the Austin Partnership thereafter.”

“Sinclair Letter of Intent. That certain Letter of Intent, dated as of February 6, 2003, pursuant to which the Borrower and Sinclair Telecable, Inc. agreed to use their diligent and good faith efforts to negotiate, complete and sign a definitive agreement for the acquisition by the Borrower of a controlling 50.1% interest in the Austin Partnership, all as more fully described therein.”

§2.	Amendment to §11.3(j) of the Credit Agreement – Restrictions on Investments. Section 11.3(j) of the Credit Agreement is hereby amended by deleting clause (i) thereof in its entirety and substituting the following clause therefor:

“(i)	at the time such Investment is made, the aggregate amount of all Investments made by the Borrower or any of its Subsidiaries under this clause (j) after the date hereof and after giving effect to such Investment shall not exceed $175,000,000 (of which at least $105,210,000 shall be used for the Austin Investment) net of cash returns of capital received with respect to any Investments made under this clause (j) after the date hereof,”.

§3.	Amendment to §11.5.1 of the Credit Agreement – Acquisitions.

(a) Section 11.5.1(d) of the Credit Agreement is hereby amended by deleting the word “and” immediately following clause (d) therein;

(b) Section 11.5.1(e) of the Credit Agreement is hereby amended by deleting the period immediately at the end thereof and replacing it with “; and”; and

(c) Section 11.5.1 of the Credit Agreement is hereby further amended by adding the following clause (f) immediately following clause (e) thereto:

“(f) any Investments permitted under §11.3.”

    §4.        Amendment to §12.1 of the Credit Agreement – Total Leverage Ratio. Section 12.1 of the Credit Agreement is hereby amended by deleting the table set forth therein in its entirety and substituting the following table therefor:

Period (inclusive of dates)	Ratio
12/1/02 - 2/28/03	6.50:1.00
3/1/03 -- 2/29/04	6.25:1.00
3/1/04 -- 5/31/04	6.00:1.00
6/1/04 -- 8/31/04	5.50:1.00
9/1/04 -- 2/28/05	5.25:1.00
3/1/05 -- 8/31/05	4.75:1.00
Thereafter	4.00:1.00

     §5. Amendment to §12.2 of the Credit Agreement – Senior Leverage Ratio. Section 12.2 of the Credit Agreement is hereby amended by deleting the table set forth therein in its entirety and substituting the following table therefor:

Period (inclusive of dates)	Ratio
12/1/02 - 2/28/03	5.00:1.00
3/1/03 -- 2/29/04	4.50:1.00
3/1/04 -- 5/31/04	4.25:1.00
6/1/04 -- 8/31/04	4.00:1.00
9/1/04 -- 2/28/05	3.75:1.00
3/1/05 -- 8/31/05	3.50:1.00
Thereafter	3.00:1.00

    §6.        Amendment to §15.1 of the Credit Agreement – Events of Default and Acceleration. Section 15.1 of the Credit Agreement is hereby amended by adding the word “or” after the semicolon at the end of the clause (cc) thereof and inserting immediately thereafter the following new clause (dd):

    “(dd)        after the occurrence of the Austin Investment, (i) the Austin Partnership shall incur any Indebtedness in an aggregate amount at any one time outstanding in excess of $20,000,000 or (ii) the partnership agreement or any other governing documents relating to the Austin Partnership shall permit, after giving effect to any amendment, modification or waiver of the terms thereof, or there shall occur, any cash or other distribution (including any redemption, purchase, retirement or other acquisition of any partnership interests or return of capital attributable to any partnership interests) by the Austin Partnership to all or any of its partners which is not made simultaneously to all of its partners on a pro rata basis, in terms of both value and kind, in accordance with such partners’ proportional equity interests in the Austin Partnership; provided that it shall not be an Event of Default hereunder if the Borrower or any of its Subsidiaries receives any distribution in excess of their pro rata share as so determined or if the Borrower or any of its Subsidiaries receives any repayment of Indebtedness advance by the Borrower or any of its Subsidiaries to the Austin Partnership;"

    §7.        Consent to Second Amendment to Security Documents and Membership Interest Pledge Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, each of the undersigned Lenders hereby consents to the Second Amendment to Security Documents and the Membership Interest Pledge Agreement and agrees that the Borrower and the Administrative Agent may undertake all actions as may be necessary or appropriate in order to effectuate the Second Amendment to Security Documents and the Membership Interest Pledge Agreement.

    §8.        Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent; provided that if on or before July 31, 2003, the Borrower shall have failed to complete the acquisition of the Austin Investment as contemplated by and in all material respects in accordance with the terms of the Sinclair Definitive Agreement, this Amendment shall be null and void:

    (a)        the Administrative Agent shall have received a counterpart signature page to:

(i)	this Amendment duly executed and delivered by the Borrower, the Subsidiaries of the Borrower listed on the signature pages hereto and the Required Lenders;

(ii)

   the Second Amendment to Security Documents, duly executed and delivered by the Borrower and the Administrative Agent, pursuant to which the Borrower shall pledge to the Administrative Agent all of its interests in the Austin Partnership to secure the Obligations under the Credit Agreement; and

(iii)

   the Membership Interest Pledge Agreement, dated as of July 1, 2003, duly executed and delivered by the Borrower, the Administrative Agent and RAM, pursuant to which the Borrower shall pledge to the Administrative Agent all of its interests in RAM to secure the Obligations under the Credit Agreement;

    (b)        the Borrower shall have delivered to the Administrative Agent a revised Annex A to the Partnership Pledge Agreement, together with an executed signature page providing that the Austin Partnership joins the Partnership Pledge Agreement for the sole purpose of consenting to and being bound by the provisions of §§5 and 7 thereto to the extent permitted by the Limited Partnership Agreement referred to in §8(c)(iv) below and agreeing to cooperate fully and in good faith with the Administrative Agent and Emmis in carrying out such provisions;

    (c)        the Borrower shall have delivered to the Administrative Agent duly executed copies, certified by an officer of the Borrower to be true and complete, of the following:

(i)

  the Sinclair Letter of Intent in the same form as that delivered to the Administrative Agent electronically on February 7, 2003, together with any and all amendments thereto, each of which amendments shall be in form and substance satisfactory to the Agents;

(ii)	the Sinclair Definitive Agreement in form and substance satisfactory to the Agents and in all material respects consistent with the terms of the Sinclair Letter of Intent;

(iii)	the Contribution Agreement in form and substance satisfactory to the Agents;

(iv)

  the Amended and Restated Agreement of Limited Partnership of the Austin Partnership (the “Limited PartnershipAgreement”) as executed and delivered by each partner of the Austin Partnership and in form and substance satisfactory to the Agents, which Limited Partnership Agreement shall (X) permit Emmis to pledge its entire interest in the Austin Partnership to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, to secure the payment and performance of all of the Obligations, and (Y) provide that all partnership distributions, whether in cash or other property, made by the Austin Partnership shall be distributed to all of the partners of the Austin Partnership on a prorata basis, in terms both of value and kind, in accordance with such partners’ proportional equity interests in the Austin Partnership as of the date of such distribution; and

(v)

  the Amended and Restated Regulations of RAM (the “Regulations”) as executed by each member of RAM and in form and substance satisfactory to the Agents, which Regulations shall (X) provide that Emmis is the Manager (as defined in the Regulations), and (Y) permit Emmis to pledge its entire interest in RAM to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, to secure the payment and performance of all of the Obligations;

    (d)        the Borrower shall have delivered evidence to the Administrative Agent that the Austin Investment has been consummated in accordance with the terms of the Sinclair Definitive Agreement in all material respects;

    (e)        the Borrower shall have delivered evidence to the Administrative Agent that all FCC orders approving or consenting to the Austin Investment and the transactions contemplated by the Sinclair Definitive Agreement (including the transfer to the Austin Partnership of KEYI) have been issued without any condition or qualification which is adverse to the Borrower or the operation of the radio stations owned by the Austin Partnership;

    (f)        the Borrower shall have delivered in immediately available funds to the Administrative Agent for the account of each Lender which executes and delivers this Amendment to the Administrative Agent by June 6, 2003 a fee equal to 0.075% of the aggregate amount of the outstanding principal balance of the Term Loans advanced by such Lender plus, if such Lender is a Revolving Credit Lender, the Revolving Credit Commitment of such Lender;

    (g)        the Borrower shall have provided the Administrative Agent a certificate signed by an officer of the Borrower that (i) designates each of the Austin Partnership and RAM as an “Excluded Subsidiary” under the Credit Agreement in accordance with the terms thereof and certifies that each of the Austin Partnership and RAM has been designated an “Unrestricted Subsidiary” under the Subordinated Note Documents in accordance with the terms thereof; and (ii) no Default or Event of Default has occurred, is continuing or shall occur as a result of the Austin Investment or the designation of each of the Austin Partnership and RAM as an “Excluded Subsidiary” under the Credit Agreement and as an “Unrestricted Subsidiary” under the Subordinated Note Documents;

    (h)        the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment, the Second Amendment to Security Documents, the Membership Interest Pledge Agreement, the execution and delivery of the Sinclair Definitive Agreement, the transactions contemplated hereby and thereby and the Austin Investment shall have been duly and effectively taken; and

    (i)        the Borrower shall have delivered to the Administrative Agent a certificate substantially in the form attached as Exhibit G to the Credit Agreement and signed by an authorized officer of the Borrower, together with such financial projections as shall be necessary, in the reasonable judgment of the Initial Agents, to demonstrate, that after giving effect to the Sinclair Definitive Agreement and the Contribution Agreement and the transactions contemplated thereby, including, without limitation, the Austin Investment, all covenants contained in the Credit Agreement and under the other Loan Documents will be satisfied on a Pro Forma Basis through February 28, 2009 and that the Borrower’s ability to satisfy payment obligations under the Credit Agreement and under the other Loan Documents will not be impaired in any way.

    §9.        Affirmation of the Borrower. The Borrower hereby affirms all of its Obligations under the Credit Agreement and under each of the other Loan Documents to which it is a party and hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans and all other amounts due under the Credit Agreement (as amended hereby) and the other Loan Documents.

    §10.        Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent as follows:

    (a)        Representations and Warranties. Each of the representations and warranties contained in §9 of the Credit Agreement and in the other Loan Documents were true and correct in all material respects when made, and, after giving effect to this Amendment, and the documents, agreements and transactions contemplated to be delivered or completed in connection herewith, are true and correct in all material respects on and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents, changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse and to the extent that such representations and warranties relate specifically to a prior date.

    (b)        Enforceability. The execution and delivery by the Borrower of this Amendment, the Second Amendment to Security Documents and the Membership Interest Pledge Agreement, and the performance by the Borrower of this Amendment, the Credit Agreement as amended hereby, the Second Amendment to Security Documents, the other Loan Documents as amended thereby and the Membership Interest Pledge Agreement, are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate proceedings. This Amendment, the Credit Agreement as amended hereby, the Second Amendment to Security Documents, the other Loan Documents as amended thereby and the Membership Interest Pledge Agreement constitute valid and legally binding obligations of the Borrower, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general.

    (c)        No Default. No Default or Event of Default has occurred and is continuing, and after giving effect to this Amendment, the Second Amendment to Security Documents, the Membership Interest Pledge Agreement or the transactions contemplated by the Sinclair Definitive Agreement and the Austin Investment, no Default or Event of Default will result from the execution, delivery and performance by the Borrower of this Amendment, the Second Amendment to Security Documents, the Membership Interest Pledge Agreement or from the consummation of the transactions contemplated herein or therein.

    §11.        No Other Amendments, etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, and of the other Loan Documents are hereby ratified and confirmed and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of the Borrower or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein. Nothing in this Amendment shall be construed to imply any willingness on the part of the Administrative Agent or the Lenders to grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

    §12.        Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

    §13.        Miscellaneous. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. The Borrower agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment, including reasonable legal fees.

[Signature pages omitted]